UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D
(Amendment No. 4)*

BridgeBio Pharma, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

10806X102
(CUSIP Number)

Matthew Bloom
General Counsel and Chief Compliance Officer
600 Washington Boulevard, Floor 11
Stamford, Connecticut 06901
(212) 672-7059
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 16, 2024**
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

** This Amendment No. 4 is being filed solely to change the person authorized to receive notices and communications.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No: 10806X102	SCHEDULE 13D	Page 2 of 15
1	NAMES OF REPORTING PERSONS
Viking Global Investors LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
25,120,991 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
25,120,991 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
25,120,991 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13.4% (see Item 5) (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1.
All share percentage calculations in this Amendment No. 4 to the Schedule 13D are based on 188,032,738 shares of Common Stock, par value $0.001 per share, of BridgeBio Pharma, Inc. (the “Issuer”) outstanding as of July 25, 2024, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the “Commission”) on August 1, 2024.

CUSIP No: 10806X102	SCHEDULE 13D	Page 3 of 15
1	NAMES OF REPORTING PERSONS
Viking Global Performance LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
631,167 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
631,167 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
631,167 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.3% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No: 10806X102	SCHEDULE 13D	Page 4 of 15
1	NAMES OF REPORTING PERSONS
Viking Global Equities Master Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
631,167 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
631,167 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
631,167 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.3% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No: 10806X102	SCHEDULE 13D	Page 5 of 15
1	NAMES OF REPORTING PERSONS
Viking Long Fund GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
251,204 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
251,204 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
251,204 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No: 10806X102	SCHEDULE 13D	Page 6 of 15
1	NAMES OF REPORTING PERSONS
Viking Long Fund Master Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
251,204 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
251,204 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
251,204 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No: 10806X102	SCHEDULE 13D	Page 7 of 15
1	NAMES OF REPORTING PERSONS
Viking Global Opportunities Parent GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
24,238,620 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
24,238,620 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,238,620 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.9% (see Item 5) (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No: 10806X102	SCHEDULE 13D	Page 8 of 15
1	NAMES OF REPORTING PERSONS
Viking Global Opportunities GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
24,238,620 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
24,238,620 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,238,620 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.9% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No: 10806X102	SCHEDULE 13D	Page 9 of 15
1	NAMES OF REPORTING PERSONS
Viking Global Opportunities Portfolio GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
24,238,620 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
24,238,620 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,238,620 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.9% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No: 10806X102	SCHEDULE 13D	Page 10 of 15
1	NAMES OF REPORTING PERSONS
Viking Global Opportunities Illiquid Investments Sub-Master LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
24,238,620 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
24,238,620 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,238,620 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.9% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No: 10806X102	SCHEDULE 13D	Page 11 of 15
1	NAMES OF REPORTING PERSONS
O. Andreas Halvorsen

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Norway

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
25,120,991 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
25,120,991 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
25,120,991 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13.4% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No: 10806X102	SCHEDULE 13D	Page 12 of 15
1	NAMES OF REPORTING PERSONS
David C. Ott

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
25,120,991 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
25,120,991 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
25,120,991 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13.4% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No: 10806X102	SCHEDULE 13D	Page 13 of 15
1	NAMES OF REPORTING PERSONS
Rose S. Shabet

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO - other

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 (see Item 5)

	8	SHARED VOTING POWER
25,120,991 (see Item 5)

	9	SOLE DISPOSITIVE POWER
0 (see Item 5)

	10	SHARED DISPOSITIVE POWER
25,120,991 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
25,120,991 (see Item 5)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13.4% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No: 10806X102	SCHEDULE 13D	Page 14 of 15
EXPLANATORY NOTE

Pursuant to Rule 13d-2 of the Securities Exchange Act of 1934, as amended, this Amendment No. 4 to the Schedule 13D (“Amendment No. 4”) amends certain items of the Schedule 13D filed with the Commission on July 8, 2019, as amended and supplemented by Amendment No. 1 filed with the Commission on July 19, 2023, Amendment No. 2 filed with the Commission on November 22, 2023 and Amendment No. 3 filed with the Commission on August 20, 2024 (collectively, the “Schedule 13D”) relating to the Common Stock, par value $0.001 per share (the “Common Stock”) of BridgeBio Pharma, Inc., a Delaware corporation (the “Issuer”). All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

This Amendment No. 4 is being filed solely to change the person authorized to receive notices and communications on the first page of the Schedule 13D.

CUSIP No: 10806X102	SCHEDULE 13D	Page 15 of 15
SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 6, 2024

	By:	/s/ Scott M. Hendler
	Name:	Scott M. Hendler on behalf of O. Andreas Halvorsen (1)
	By:	/s/ Scott M. Hendler
	Name:	Scott M. Hendler on behalf of David C. Ott (2)
	By:	/s/ Scott M. Hendler
	Name:	Scott M. Hendler on behalf of Rose S. Shabet (3)

(1) Scott M. Hendler is signing on behalf of O. Andreas Halvorsen, individually and as an Executive Committee Member of VIKING GLOBAL PARTNERS LLC, on behalf of VIKING GLOBAL INVESTORS LP, and as an Executive Committee Member of VIKING GLOBAL PERFORMANCE LLC, on behalf of itself and VIKING GLOBAL EQUITIES MASTER LTD., and as an Executive Committee Member of VIKING LONG FUND GP LLC, on behalf of itself and VIKING LONG FUND MASTER LTD., and as an Executive Committee Member of VIKING GLOBAL OPPORTUNITIES PARENT GP LLC, on behalf of itself and VIKING GLOBAL OPPORTUNITIES GP LLC, VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC, and VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP, pursuant to an authorization and designation letter dated February 9, 2021, which was previously filed with the Commission as an exhibit to a Form 13G filed by Mr. Halvorsen on February 12, 2021 (SEC File No. 005-49737).

(2) Scott M. Hendler is signing on behalf of David C. Ott, individually and as an Executive Committee Member of VIKING GLOBAL PARTNERS LLC, on behalf of VIKING GLOBAL INVESTORS LP, and as an Executive Committee Member of VIKING GLOBAL PERFORMANCE LLC, on behalf of itself and VIKING GLOBAL EQUITIES MASTER LTD., and as an Executive Committee Member of VIKING LONG FUND GP LLC, on behalf of itself and VIKING LONG FUND MASTER LTD., and as an Executive Committee Member of VIKING GLOBAL OPPORTUNITIES PARENT GP LLC, on behalf of itself and VIKING GLOBAL OPPORTUNITIES GP LLC, VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC, and VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP, pursuant to an authorization and designation letter dated February 9, 2021, which was previously filed with the Commission as an exhibit to a Form 13G filed by Mr. Ott on February 12, 2021 (SEC File No. 005-49737).

(3) Scott M. Hendler is signing on behalf of Rose S. Shabet, individually and as an Executive Committee Member of VIKING GLOBAL PARTNERS LLC, on behalf of VIKING GLOBAL INVESTORS LP, and as an Executive Committee Member of VIKING GLOBAL PERFORMANCE LLC, on behalf of itself and VIKING GLOBAL EQUITIES MASTER LTD., and as an Executive Committee Member of VIKING LONG FUND GP LLC, on behalf of itself and VIKING LONG FUND MASTER LTD., and as an Executive Committee Member of VIKING GLOBAL OPPORTUNITIES PARENT GP LLC, on behalf of itself and VIKING GLOBAL OPPORTUNITIES GP LLC, VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC, and VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP, pursuant to an authorization and designation letter dated February 9, 2021, which was previously filed with the Commission as an exhibit to a Form 13G filed by Ms. Shabet on February 12, 2021 (SEC File No. 005-49737).